Exhibit 10.7

In connection with a review of director compensation in November 2021, the Board of Directors of the Federal Agricultural Mortgage Corporation approved the following level of director compensation in the form of cash retainer and targeted value of equity, effective January 1, 2022:
•The base annual cash retainer payable to all directors remained unchanged at $62,000.
•The value of the annual equity award grant to all directors was increased by $4,000 from $58,000 to $62,000.
•The incremental annual cash retainer payable to:
◦the Chair of the Board remained unchanged at $40,000, with the total annual cash retainer unchanged at $102,000;
◦the Vice Chair of the Board remained unchanged at $20,000, with the total annual cash retainer unchanged at $82,000;
•The incremental annual cash retainer payable to Committee chairs is set forth below* (all of which remain the same as the incremental cash retainers set for 2021):
◦the Chair of the Audit Committee receives an incremental annual cash retainer of $15,000, with the total annual cash retainer unchanged at $77,000;
◦the Chairs of the Compensation Committee, the Corporate Governance Committee, the Enterprise Risk Committee, and the Financial Risk Committee each receives an incremental annual cash retainer of $12,000, with the total annual cash retainers unchanged at $74,000 (the Chair of the Corporate Governance Committee currently serves as Chair of the Board); and
◦the Chairs of the Credit Risk Committee, the Public Policy and Corporate Social Responsibility Committee, and the Strategy and Business Development Committee each receives an incremental annual cash retainer of $6,000, with the total annual cash retainers unchanged at $68,000 (the Chair of the Public Policy and Corporate Social Responsibility Committee currently serves as Vice Chair of the Board).
* No director shall receive the supplemental retainer for being the Chair of a Committee if that individual is already receiving the supplemental annual retainer applicable to the Chair of the Board or the Vice Chair of the Board.